MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL REPORTING AND AUDITORS' REPORT

MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL REPORTING

The accompanying financial statements of Hemosol Inc. and all the information in this annual report are the responsibility of management and have been approved by the Board of Directors.

The financial statements have been prepared by management in accordance with Canadian generally accepted accounting principles. When alternative accounting methods exist, management has chosen those it deems most appropriate in the circumstances. Financial statements are not precise since they include certain amounts based on estimates and judgement. Management has determined such amounts on a reasonable basis in order to ensure that the financial statements are presented fairly, in all material respects. Management has prepared the financial information presented elsewhere in the annual report and has ensured that it is consistent with that in the financial statements. Hemosol Inc. maintains systems of internal accounting and administrative controls of high quality, consistent with reasonable cost. Such systems are designed to provide reasonable assurance that the financial information is relevant, reliable and accurate and the Company's assets are appropriately accounted for and adequately safeguarded.

The Board of Directors is responsible for ensuring that management fulfills its responsibilities for financial reporting and is ultimately responsible for reviewing and approving the financial statements. The Board carries out this responsibility principally through its Audit Committee. The Audit Committee is appointed by the Board and all its members are outside directors, The Committee meets periodically with management, as well as the external auditors, to discuss internal controls over the financial reporting process, auditing matters and financial reporting issues, to satisfy itself that each party is properly discharging its responsibilities, and to review the annual report, the financial statements and the external auditors' report. The Committee reports its findings to the Board for consideration when approving the financial statements for issuance to the shareholders. The Committee also considers, for review by the Board and approval by the shareholders, the engagement or re-appointment of the external auditors.

Financial statements have been audited by Ernst & Young LLP, the external auditors, on behalf of the shareholders. Ernst & Young LLP has full and free access to the Audit Committee.

/s/ Lee Hartwell
-----------------------------------
Lee Hartwell
President & Chief Executive Officer

AUDITORS' REPORT

TO THE SHAREHOLDERS OF HEMOSOL INC.

We have audited the consolidated balance sheets of HEMOSOL INC. [A Development Stage Company] as at December 31, 2003 and 2002 and the consolidated statements of loss, deficit and cash flows for each of the years in the three-year period ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian and United States generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2003 and 2002 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2003 in accordance with Canadian generally accepted accounting principles.

Toronto, Canada,
March 10, 2004.

                                        /s/ Ernst & Young LLP
                                        -------------------------------
                                        Chartered Accountants

COMMENTS BY AUDITORS FOR U.S. READERS ON CANADA - U.S. REPORTING DIFFERENCES

In the United States, reporting standards for auditors require the addition of an explanatory paragraph, following the opinion paragraph, when the financial statements are affected by conditions and events that cast substantial doubt on the Company's ability to continue as a going concern, such as those described in note 1 to the consolidated financial statements. Our report to the shareholders dated March 10, 2004 is expressed in accordance with Canadian reporting standards which do not permit a reference to such events and conditions in the auditors' report when these are adequately disclosed in the financial statements.

Toronto, Canada,
March 10, 2004.
                                     /s/ Ernst & Young LLP
                                     ------------------------------
                                     Chartered Accountants

                                                           2003 Annual Report 17

Hemosol Inc. [A Development Stage Company] - Incorporated under the laws of Ontario

CONSOLIDATED BALANCE SHEETS

SEE NOTE 1 - BASIS OF PRESENTATION

As at December 31
(in thousands of dollars)

                                                               2003               2002
                                                                $                  $
                                                             --------      ------------------
ASSETS [note 10[a]]                                                        [restated - note 2]
CURRENT
Cash and cash equivalents                                       8,125                  17,579
Cash held in escrow [notes 8[a] and 11]                           448                   5,000
Amounts receivable and prepaids [note 8[c]]                       735                   1,077
Inventory [note 3]                                              1,274                   2,877
                                                             --------                 -------
TOTAL CURRENT ASSETS                                           10,582                  26,533
                                                             --------                 -------
Property, plant and equipment, net [note 4]                    83,881                  88,907
Patents and trademarks, net [note 5]                            1,368                   2,176
License technology [note 6]                                     2,520                      --
Deferred charges, net [note 7]                                  2,026                   6,696
                                                             --------                 -------
TOTAL OTHER ASSETS                                             89,795                  97,779
                                                             --------                 -------
                                                              100,377                 124,312
                                                             ========                 =======
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT
Accounts payable and accrued liabilities                        3,394                  15,249
Short-term debt [note 10]                                      20,000                      --
Debentures payable [note 11]                                       --                   5,000
                                                             --------                 -------
TOTAL CURRENT LIABILITIES                                      23,394                  20,249
                                                             --------                 -------
Commitments and contingencies [notes 4, 12 and 14]
SHAREHOLDERS' EQUITY
Common shares [note 2[b] and 8[a]]                            305,983                 303,463
Non-employee warrants and options 8[b]]                        15,642                  10,300
Contributed surplus                                             8,535                   8,535
                                                             --------                 -------
Deficit                                                      (253,177)               (218,235)
                                                             --------                 -------
TOTAL SHAREHOLDERS' EQUITY                                     76,983                 104,063
                                                             --------                 -------
                                                              100,377                 124,312
                                                             ========                 =======

See accompanying notes

On behalf of the Board:

/s/ E. Rygiel                             /s/ Lee Hartwell
-------------------------                 --------------------------------------
Edward K. Rygiel                          Lee Hartwell

Chairman of the Board                     President & Chief Executive Officer

and Director

18 Annual Report 2003

Hemosol Inc. [A Development Stage Company]

CONSOLIDATED STATEMENTS OF LOSS

Years ended December 31

(in thousands of dollars, except per share data)                 2003       2002       2001
                                                                  $          $          $
                                                               -------    -------    -------
EXPENSES
Research and development
  Scientific and process [note 3]                               10,773     15,271     18,386
  Regulatory and clinical                                        5,817     17,173     11,771
Administration                                                   6,586      6,115      5,137
Marketing and business development                               1,760      6,018      5,561
Support services                                                 1,297      2,602      1,594
Write-off of property, plant and equipment [note 4 [v]]          4,654         --         --
Write-off of patents and trademarks [note 5]                       846         --         --
Foreign currency translation loss (gain)                           380        246       (970)
                                                               -------    -------    -------
Loss from operations                                            32,113     47,425     41,479
Amortization of deferred charges [note 7]                        5,009      1,587        360
Write-off of deferred charges [note 7]                              --      6,453         --
Interest income                                                   (153)      (842)    (3,488)
Interest expense                                                   688         --         --
Miscellaneous income [note 13]                                  (2,871)        --         --
                                                               -------    -------    -------
Loss before income taxes                                        34,786     54,623     38,351
Provision for income taxes [note 9]                                156        211        226
                                                               -------    -------    -------
NET LOSS FOR THE YEAR                                           34,942     54,834     38,577
                                                               =======    =======    =======
BASIC AND DILUTED LOSS PER SHARE                               $  0.75    $  1.23    $  0.98
                                                               =======    =======    =======
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING [000'S]    46,837     44,514     39,215
                                                               =======    =======    =======

See accompanying notes

CONSOLIDATED STATEMENTS OF DEFICIT

Years ended December 31
(in thousands of dollars)                                           2003           2002          2001
                                                                      $             $             $
                                                                  --------      --------      --------
DEFICIT, BEGINING OF YEAR AS ORGINALLY PRESENTED                  (240,761)     (183,858)     (136,388)
Adjustment for change in accounting policy [note 2[b]]              22,526        20,457        11,564
                                                                  --------      --------      --------
Deficit, beginning of year as restated                            (218,235)     (163,401)     (124,824)
                                                                  --------      --------      --------
Net loss for the year                                              (34,942)      (54,834)      (38,577)
                                                                  --------      --------      --------
DEFICIT, END OF YEAR                                              (253,177)     (218,235)     (163,401)
                                                                  ========      ========      ========

See accompanying notes

                                                          2003 Annual Report 19

Hemosol Inc. [A Development Stage Company]

CONSOLIDATED STATEMENTS OF CASH FLOW

Years ended December 31
(in thousands of dollars)                                                      2003          2002         2001
                                                                                $             $            $
                                                                             -------       -------      --------
OPERATING ACTIVITIES
Net loss for the year                                                        (34,942)      (54,834)      (38,577)
  Add (deduct) items not involving cash
  Amortization of property, plant and equipment                                2,276         2,450         2,303
  Write-off of property, plant and equipment [note 4[v]]                       4,654            --            --
  Amortization of patents and trademarks                                         134           115            74
  Write-down of patents and trademarks [note 5]                                  846            --            --
  Amortization of deferred charges                                             5,009         1,587           360
  Write-off of deferred charges [note 7]                                          --         6,453            --
  Write-down of inventory [note 3]                                             1,676            --            --
  Expense for non-employee stock options                                          --            --           134
  Gain on sale of equipment [note 4[iii]]                                     (1,100)           --            --
  Foreign currency translation gain (loss)                                       (79)           52           (42)
                                                                             -------       -------      --------
                                                                             (21,526)      (44,177)      (35,748)
Net change in non-cash working capital balances
  related to operations [note 16]                                             (5,129)        3,818        (2,186)
                                                                             -------       -------      --------
CASH USED IN OPERATING ACTIVITIES                                            (26,655)      (40,359)      (37,934)
                                                                             -------       -------      --------
INVESTING ACTIVITIES
Patent and trademark costs                                                      (172)         (327)         (568)
Purchase of short-term investments                                                --            --       (87,647)
Proceeds on sale of equipment                                                  1,100            --            --
Sale of short-term investments                                                    --        67,052        20,595
Purchase of property, plant and equipment                                     (8,361)      (31,699)      (38,415)
                                                                             -------       -------      --------
Cash provided by (used in) investing activities                               (7,433)       35,026      (106,035)
                                                                             -------       -------      --------
FINANCING ACTIVITIES
Proceeds on issuance of common shares                                             --        22,170       113,078
Proceeds on issuance of series A special warrants                              5,021            --            --
Proceeds on issuance of series B special warrants                                448            --            --
Proceeds from short-term debt                                                 20,000            --            --
Payment of share issue costs                                                    (466)       (1,351)       (8,393)
Payment of debentures                                                         (5,000)           --            --
Payment of debt issue costs                                                       --          (640)           --
Proceeds on issuance of debentures                                                --         5,000            --
Cash put in escrow                                                              (448)       (5,000)           --
Cash released from escrow                                                      5,000            --            --
                                                                             -------       -------      --------
CASH PROVIDED BY FINANCING ACTIVITIES                                         24,555        20,179       104,685
                                                                             -------       -------      --------
EFFECT OF EXCHANGE RATES ON CASH AND CASH EQUIVALENTS                             79           (52)           42
                                                                             -------       -------      --------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS DURING THE YEAR          (9,454)       14,794       (39,242)
Cash and cash equivalents, beginning of year                                  17,579         2,785        42,027
                                                                             -------       -------      --------
CASH AND CASH EQUIVALENTS, END OF YEAR                                         8,125        17,579         2,785
                                                                             =======       =======      ========

See accompanying notes

20 Annual Report 2003

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[All dollar amounts in thousands, except as noted]

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Hemosol Inc. [the "Company" or "Hemosol"] is an integrated biopharmaceutical company developing a family of products for the treatment of human hemoglobin deficiencies and the discovery, development and manufacture of a wide array of products derived from human blood proteins. To date, the Company has not earned significant revenues and is considered to be an enterprise in the development stage.

The consolidated financial statements of the Company have been prepared by management in accordance with Canadian generally accepted accounting principles. The impact of material differences between Canadian and U.S. generally accepted accounting principles is set out in note 19. Significant accounting policies are as follows:

BASIS OF PRESENTATION These consolidated financial statements have been prepared on a going concern basis, which presumes that the Company will be able to realize its assets and discharge its liabilities in the normal course of operations for the foreseeable future.

The Company in its development stage has incurred cumulative net losses since inception, including a net loss of $34,942 in 2003, an accumulated deficit of $253,177 and a working capital deficit of $12,812 as at December 31, 2003.

The Company's ability to continue as a going concern is dependent upon its ability to secure additional financing in order to be able to continue its development activities and successfully bring its products to market, either on it's own or with partners.

On March 13, 2003, based on the recommendation of the Company's Data Safety Monitoring Board [the "DSMB"], the Company elected to halt enrolment in its cardiac surgery trial HLK 213/304 at 152 patients in order to fully review the safety data. The DSMB's comments were based on an observation of an imbalance in the incidence of certain adverse events between the HEMOLINK and control groups. As a precaution, the Company also voluntarily suspended enrolment in its Phase II clinical study involving the use of HEMOLINK in patients undergoing orthopedic surgery. On June 11, 2003, the Company completed an internal review of data generated from its cardiac trial HLK 213/304 for the use of HEMOLINK in patients undergoing cardiac bypass grafting ["CABG"] surgery. The review confirmed the observation made by the DSMB of an imbalance in the incidence of certain adverse events between the HEMOLINK and control groups in the HLK 213/304 trial with a higher number occurring in the HEMOLINK group.

On February 12, 2004, Hemosol announced that it had entered into an agreement [the "Arrangement Agreement"] with MDS Inc. ["MDS"] under which Hemosol will benefit from its existing accumulated income tax losses and other tax assets through a reorganization of Hemosol's business and certain MDS assets. MDS is a shareholder with greater than 10% shareholding in Hemosol, has a number of appointees to the Board of Directors and has guaranteed Hemosol's $20 million credit facility. The transaction will involve a cash payment to Hemosol of $16 million along with certain other considerations [note 18[b]].

The Company intends to exercise its option to extend its $20 million credit facility currently expiring on October 1, 2004 to May 25, 2005, subject to regulatory approval.

The Company is actively pursuing opportunities to generate revenues and reduce its cash burn over the short to mid-term by using its Meadowpine facility to provide manufacturing services to companies in the biotechnology and biopharmaceutical sectors focused in the area of blood and blood protein products.

The Company believes that it will successfully conclude these transactions and as a result will be able to meet its short-term cash flow requirements. However, the successful conclusion of these transactions cannot be predicted at this time which casts substantial doubt on the Company's ability to continue as a going concern.

These consolidated financial statements do not include any adjustments to the amounts and classification of assets and liabilities that might be necessary should the Company be unable to continue as a going concern and therefore be required to realize its assets and discharge its liabilities in other than the normal course of business and at amounts different from those reflected in the accompanying consolidated financial statements.

                                                           2003 Annual Report 21

BASIS OF CONSOLIDATION The accompanying consolidated financial statements include the accounts of the Company and all of its wholly-owned subsidiaries. All significant intercompany transactions and balances are eliminated.

Interests in jointly controlled enterprises are consolidated using the proportionate consolidation method. Under this method, the Company's proportionate share of the jointly controlled enterprise's revenues, expenses, assets and liabilities are included in the consolidated financial statements.

CASH AND CASH EQUIVALENTS The Company considers all highly liquid instruments with maturities of 90 days or less at date of acquisition to be cash equivalents. As at December 31, 2003, cash and cash equivalents included cash equivalents of $5.1 million [2002 - $16.8 million] with effective interest rates of 2.76% [2002 - 2.29%].

SHORT-TERM INVESTMENTS Short-term investments are generally held to maturity. Short-term investments are liquid investments with maturities between 90 days and one year from the date of acquisition and are valued at the lower of cost and market value.

INVENTORY Inventory consists of raw materials that can be used in production for commercial or research purposes. Inventory is valued at the lower of direct acquisition cost, determined on a first-in, first-out basis, and replacement cost.

INVESTMENT TAX CREDITS Investment tax credits are accrued when qualifying expenditures are made and there is reasonable assurance that the credits will be realized. The Company accounts for the investment tax credits using the cost reduction method.

PATENTS AND TRADEMARKS Patent and trademark costs are carried at cost less accumulated amortization and are amortized on a straight-line basis over their economic life, which is estimated to be 17 years. Management periodically reviews the carrying value of its patents and trademarks and writes down the costs associated with a specific patent when the value is determined to be impaired.

PROPERTY, PLANT AND EQUIPMENT Property, plant and equipment are recorded at cost, less accumulated amortization and related investment tax credits. Amortization commences when property, plant and equipment are available for use and is provided using the straight-line method at the following annual rates, which are designed to charge operations with the cost of the assets over their estimated useful lives as follows:

Building and building services equipment                25 years
Technical equipment                                   5-15 years
Furniture and fixtures                                   5 years
Computer equipment                                       3 years
Leasehold improvements                        over term of lease

Assets under construction or validation for commercial purposes are not amortized until available for use.

Management reviews the carrying amount of property, plant and equipment and intangible assets with finite lives if events or circumstances indicate that the carrying amount may not be recoverable. Recoverability is measured by comparing the carrying amounts of a group of assets to the future undiscounted net cash flows expected to be generated by that group of assets. If the carrying amount is not recoverable, the Company would recognize an impairment loss equal to the amount that the carrying value of a group of assets exceeds their fair value.

INCOME TAXES The Company follows the liability method of accounting for income taxes. Under this method, future tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities, measured using the substantively enacted tax rates and laws which are expected to be in effect when the differences are expected to reverse.

RESEARCH AND DEVELOPMENT COSTS Research costs are expensed in the year incurred. Development costs are expensed in the year incurred unless a development project meets Canadian generally accepted accounting criteria for deferral and amortization. No development costs have been deferred to date.

22 Annual Report 2003

DEFERRED DEBT ISSUE COSTS Deferred debt issue costs represent the costs related to the establishment of the Company's credit facilities. The costs are being amortized over the expected term of the facility. Upon early termination of a credit facility, the unamortized balance of debt issue costs is written off.

FOREIGN CURRENCY TRANSLATION For integrated foreign operations, monetary assets and liabilities are translated into Canadian dollars at the year-end exchange rates while non-monetary assets and liabilities are translated at historic exchange rates. Revenue and expenses are translated using the average exchange rate for the fiscal year. Realized and unrealized foreign exchange gains or losses are included in the consolidated statements of loss and deficit.

Monetary assets and liabilities of the Company's domestic operations denominated in foreign currencies are translated into Canadian dollars using exchange rates at the year end while non-monetary assets and liabilities are translated using exchange rates in effect on the date of the transaction. Revenue and expenses are translated at the rates of exchange in effect on the dates of the transactions. Gains or losses arising from the translation of foreign currencies are included in the consolidated statements of loss and deficit.

LOSS PER SHARE Diluted loss per share reflects the dilution that would occur if outstanding stock options and warrants were exercised or converted into common shares using the treasury stock method. The inclusion of the Company's stock options and warrants in the computation of diluted loss per share would have an anti-dilutive effect on loss per share and therefore options and warrants are excluded from the computation.

STOCK-BASED COMPENSATION The Company has two stock-based compensation plans, which are described in note 8. Stock options and warrants awarded to non-employees on or after January 1, 2002 are accounted for using the fair value method. Stock options awarded to employees on or after January 1, 2003 are accounted for using the fair value method [note 2[a]]. For stock options awarded to employees prior to January 1, 2003, pro forma disclosure of net loss and net loss per share is provided as if these awards were accounted for using the fair value method. Fair value is calculated using the Black-Scholes model with the assumptions described in note 8. Consideration paid on the exercise of stock options and warrants is credited to share capital.

USE OF ESTIMATES The preparation of consolidated financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the dates of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. Significant estimates made by management include reserves for amounts receivable and inventory, basis for stock-based compensation, impairment of patents and trademarks and other long-lived assets and the useful lives of long-lived assets.

2.       CHANGES IN ACCOUNTING POLICY

         [a]      STOCK-BASED COMPENSATION

Effective January 1, 2003, the Company prospectively adopted the fair value method for stock-based compensation in accordance with the recommendations of "Stock-Based Compensation and Other Stock-Based Payments" Section 3870, issued by The Canadian Institute of Chartered Accountants. Previously, no compensation expense was recognized for stock options granted to employees. Under the new policy, compensation expense for employee stock options is accounted for using the fair value method as described in note 1. The impact to net loss during 2003 or shareholders' equity at December 31, 2003 as a result of the change in accounting policy was immaterial.

         [b]      SHARE ISSUE COSTS

Effective January 1, 2003, the Company retroactively changed its method of accounting for share issue costs to record proceeds on issuance of shares net of share issue costs in share capital in order to harmonize with United States Generally Accepted Accounting Principles ["U.S. GAAP"]. Previously, the Company recognized these costs as a reduction of deficit. For the years ended December 31, 2001, 2002 and 2003, the effect of the change in accounting policy was that opening deficit decreased by $11,564, $20,457 and $22,526, respectively. As at December 31, 2001, 2002 and 2003 the effect of the change in accounting policy was to decrease share capital and decrease the deficit by $20,457, $22,526 and $23,065, respectively.

                                                           2003 Annual Report 23

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         [c]      IMPAIRMENT OF LONG-LIVED ASSETS

On January 1, 2003, the Company adopted prospectively the recommendations of "Impairment of Long-Lived Assets" Section 3063, issued by The Canadian Institute of Chartered Accountants. Section 3063 requires that management review the carrying amount of property, plant and equipment and intangible assets with finite lives if events or circumstances indicate that the carrying amount may not be recoverable. Recoverability is measured by comparing the carrying amounts of a group of assets to the future undiscounted net cash flows expected to be generated by that group of assets. If the carrying amount is not recoverable, the Company would recognize an impairment loss equal to the amount that the carrying value of a group of assets exceeds their fair value. The adoption of this accounting standard as of January 1, 2003 had no material impact on the Company's financial position, results of operations or cash flows.

3.       INVENTORY

During 2003, the Company wrote off inventory in the amount of $1,676 which mainly relates to perishable materials related to the production of HEMOLINK [note 1].

4.       PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consist of the following:

                                                                   2003                          2002
                                                               ACCUMULATED                    Accumulated
                                                       COST    AMORTIZATION          Cost    amortization
                                                         $           $                $            $
                                                      ------   ------------        -------   ------------
Land                                                   2,782             --          2,782             --
Building and building services equipment              17,193          1,362         17,154            676
Technical equipment [ii], [v]                         73,484          9,705         76,292          8,910
Furniture and fixtures                                 2,538          1,352          2,526            959
Computer equipment [iv]                                1,930          1,656          2,051          1,473
Leasehold improvements [ii]                              155            126          8,322          8,202
                                                      ------   ------------        -------   ------------
                                                      98,082         14,201        109,127         20,220
Less accumulated amortization [i]                     14,201                        20,220
                                                      ------   ------------        -------   ------------
NET BOOK VALUE                                        83,881                        88,907
                                                      ======   ============        =======   ============

[i] Amortization of property, plant and equipment for the year ended December 31, 2003 was $2,276 [2002-$2,450; 2001-$2,303].

[ii] Technical equipment is still undergoing construction to prepare for ProMetic production. The carrying value of the assets considered to be unavailable for use is approximately $62,000.

[iii] On December 1, 2003, the Company cancelled the lease on its pilot facility for nil expense. The Company also sold equipment from its pilot facility, with a net book value of nil, for proceeds of $1,100/note 13]. Cost and accumulated amortization of the pilot facility sold were $8,168.

[iv] During the year, the Company sold fully-amortized computers for minimal value, with cost and accumulated amortization of $127.

[v] During the year, the Company wrote off costs of $4,654 for impaired equipment related to the commercial production of HEMOLINK [note 1].

24 Annual Report 2003

5.       PATENTS AND TRADEMARKS

Patents and trademarks consist of the following:

                                              2003                2002
                                                $                   $
                                              -----               -----
Patent and trademark costs                    2,108               2,782
Less accumulated amortization                   740                 606
                                              -----               -----
NET BOOK VALUE                                1,368               2,176
                                              =====               =====

Amortization of patents and trademarks for the year ended December 31, 2003 was $134 [2002 - $115; 2001 - $74], During the year the Company wrote off costs determined to have no future benefit in the amount of $846.

6.       LICENSE TECHNOLOGY

On December 3, 2003, the Company entered into a binding memorandum of understanding [the "ProMetic MOU"] with ProMetic, a wholly owned subsidiary of ProMetic Life Sciences Inc., that will involve Hemosol licensing the plasma separation technology [the "Cascade"] developed by ProMetic and its strategic partner, the American National Red Cross. Hemosol will use this technology to manufacture products for sale into the North American market. Commercial sales of therapeutic products manufactured by the Cascade will require the advance approval of the applicable regulatory agency in each jurisdiction where sales are contemplated. As consideration for entering into the binding ProMetic MOU, Hemosol issued 2,000,000 common shares to ProMetic recorded at $1.26 per share. This represents the average closing market price per share from December 1 to December 5, 2003, inclusive. The Company has also agreed to pay ProMetic milestone payments with a maximum aggregate value of approximately $15,500 plus an additional 1,000,000 common shares. These milestone payments will be due and payable by Hemosol to ProMetic following the execution of a definitive license agreement, and upon the achievement of four separate predetermined technical and regulatory milestones as follows:

                                                                                                              PAYMENT
                                        MILESTONES                                                           $ MILLION
                                    ------------------                                          ------------------------------------
Signature of Definitive License Agreement                                                                                     $1.5
                                                                                                1 million common shares of Hemosol
Process Definition of the Cascade at Pilot-Scale [30L Plasma Batch Size and targeted yields                                   $4.0
 to be defined as part of the License]
First Investigational New Drug for Clinical Trial Supply by Hemosol for                                                       $2.5
 investigational product
Production of Conformance Lots for First Commercial Product in Hemosol Facility                                               $2.5
Licensure of First Product                                                                                                    $5.0

In addition to the license fee, the ProMetic MOU also provides that Hemosol will pay ProMetic royalty fees of 8% of net sales of products produced using the Cascade to resellers and a royalty of 5% of net sales of products produced using the Cascade to end-users, both on a worldwide basis.

                                                           2003 Annual Report 25

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7.       DEFERRED CHARGES

Deferred charges consist of the following:

                                                  2002        2003
                                                    $           $
                                                  -----       -----
Deferred debt issue costs                         7,545       7,545
Deferred share issue costs                          339          --
Less accumulated amortization                     5,858         849
                                                  -----       -----
NET BOOK VALUE                                    2,026       6,696
                                                  =====       =====

Deferred debt issue costs represent costs related to the establishment of the Company's $20 million credit facility [note 10[a]] in 2002. The non-cash portion of these costs related to warrants issued during 2002 [note 8[a]] amounting to $7,080. Amortization of deferred debt issue costs for the year ended December 31, 2003 was $5,009 [2002 - $1,587: 2001 - $360]

Deferred debt issue costs in 2001 relate to the establishment of the Company's $35 million senior credit facility and $12.5 million subordinate credit facility. Total deferred debt issue costs of $6,453 were written off during 2002 as a result of the cancellation of these facilities.

Deferred share issue costs represent costs related to the issuance of common shares and warrants that closed on January 22, 2004 [note 8]. These costs are not subject to amortization and will be charged against the gross proceeds of the related issuance of common shares.

8.       SHARE CAPITAL

         [a]      COMMON SHARES

Authorized

Unlimited special shares, issuable in series

51,786 Series D special shares, voting, ranking equally with common shares

Unlimited common shares

The changes in common shares are as follows:

                                                             2003                       2002                       2001
                                                  -------------------------   -----------------------    ----------------------
                                                       #             $            #            $              #            $
                                                  ----------     ----------   ----------   ----------    ----------     -------
                                                                                [restated - note 2]        [restated - note 2]
BALANCE, BEGINNING OF YEAR                        46,103,784        303,463   40,993,861      282,644    32,269,901     178,459
Issued for cash                                           --             --    4,900,000       20,694     8,050,000      99,785
Issued as share issue costs                                                      159,250           --            --          --
Issued to acquire license technology [note 6]      2,000,000          2,520
Employee options exercised for cash                       --             --       46,523           80       296,860       1,435
Issue of common shares under
  employee share purchase plan for cash                   --             --        4,150           45        33,400         264
Non-employee warrants and
  options exercised for cash                              --             --           --           --       343,700       2,701
                                                  ----------     ----------   ----------   ----------    ----------     -------
Balance, end of year                              48,103,784        305,983   46,103,784      303,463    40,993,861     282,644
                                                  ==========     ==========   ==========   ==========    ==========     =======

26 Annual Report 2003

On March 1, 2001, the Company issued 7,000,000 common shares at a purchase price per common share of $13.50 for gross proceeds of $94,500, less share issue costs of $8,890. In addition, the Company granted 1,050,000 over-allotment options entitling the underwriters to purchase one common share at a price of $13.50 during the period ended March 31, 2001. During 2001, all 1,050,000 over-allotment options were exercised for gross proceeds of $14,175.

On April 18, 2002, the Company issued 4,900,000 common shares and 2,450,000 common share purchase warrants for gross proceeds of $22,050 less share issue costs of $1,356. In addition, 159,250 common shares were issued as payment for $718 of share issue costs. Each warrant entitles the holder to purchase one common share at a price of $5.50 per common share at any time until their expiry date on April 18, 2003. The warrants are subject to redemption by the Company at nominal consideration commencing six months after closing if the common share price is greater than $8.00 for 20 consecutive trading days. During 2003, all 2,450,000 common share purchase warrants expired unexercised.

On December 3, 2003, the Company entered into the ProMetic MOU and as consideration, Hemosol issued 2,000,000 common shares to ProMetic. The common shares have been recorded at $1.26 per share [note 6] which amounts to a total consideration of $2,520.

         [b] NON- EMPLOYEE WARRANTS AND OPTIONS

The changes in non-employee warrants and options are as follows:

                                             2003                     2002                     2001
                                   -------------------------------------------------------------------------
                                        #             $         #             $         #                $
                                   -------------------------------------------------------------------------
                                                               [RESTATED NOTE 2]        [RESTATED- NOTE 2]
BALANCE, BEGINNING OF YEAR          8,977,500       10,300     727,222       3,034   1,111 872         2,900
Issued                              7,841,800        5,342   8,557,500       7,890      20,000           134
Exercised                                  --           --          --          --    (343,700)           --
Cancelled                                  --           --     (85,000)       (624)         --            --
Expired                            (2,450,000)          --    (222,222)         --     (60,950)           --
                                   ==========       ======   =========      ======     =======         =====
BALANCE, END OF YEAR               14,369,300       15,642   8,977,500      10,300     727,222         3,034
                                   ==========       ======   =========      ======     =======         =====

During 2002, the Company granted 2,500 options [2001 - 20,000] with a fair value determined using the Black-Scholes option pricing model of nil [2001 - $134] to external consultants for services performed. These options have an expiry date of 10 years from issuance and vest over a three-year period. The fair value of these options is included in net loss for the year. To date, none of these options have been exercised.

On April 22, 2002, the Company entered into an amending agreement ["Amended Facility"] with the National Bank of Canada and the Bank of Nova Scotia under which the parties made amendments to the original $35 million senior credit facility [note 10[b]]. In connection with the finalization of the Amended Facility, the Company cancelled 85,000 common share purchase warrants at an exercise price of $18.00 per share previously issued on November 10, 2000 in connection with the original facility, and subsequently issued 105,000 new common share purchase warrants at an exercise price of $6.31 per share which are exercisable at any time until their expiry date on April 22, 2007. The difference in fair value between the new and cancelled options determined using the Black-Scholes option pricing model of approximately $186 is included in net loss for the year ended December 31, 2002. To date, none of these warrants have been exercised.

                                                           2003 Annual Report 27

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On November 22, 2002, the Company issued 6,000,000 common share purchase warrants at an exercise price of $1.00 per share in connection with the finalization of the $20 million credit facility [note 10[a]]. These warrants have been recorded at an estimated fair value of $7,080 using the Black-Scholes option pricing model and are exercisable, in whole or in part, on or prior to the later of: November 22, 2005: and, if the guarantee is extended beyond the initial term, twelve months following the date upon which the credit facility is repaid in full. The repayment date of the credit facility is October 1, 2004. To date, none of these warrants have been exercised.

On November 28, 2003, the Company issued 7,200,000 series A special warrants and 641,800 series B special warrants for total gross proceeds of $5,881, less share issue costs of $539. Of these proceeds, $448 representing net proceeds from the series B special warrants were received into escrow and subsequently paid to the Company on January 23, 2004, after shareholder approval was obtained.

On January 22, 2004, shareholder approval was obtained and both series of warrants were exercised, with no additional consideration, for 7,841,800 common shares and 3,920,890 common share purchase warrants [note 18[a]].

         [c] EMPLOYEE STOCK PURCHASE PLAN

During 1999, the Company implemented an employee stock purchase plan [the "ESPP"] to enable non-management employees to purchase shares in the Company at 90% of the then current stock price as defined in the ESPP. The ESPP also provides non-interest bearing loans to designated employees to be used to subscribe for common shares. Loans are repayable over a maximum three-year period. Employees shall have one year from the date on which they are notified of eligibility to participate in the ESPP. In June 2002, the ESPP was suspended and subsequently terminated.

During the year ended December 31, 2003, no common shares [2002 - 4,150; 2001 - 33,400] were issued to employees under the ESPP for nil gross proceeds [2002 - $45; 2001 - $264]. Upon suspension of the ESPP, all outstanding loans were forgiven, and the underlying securities collateralizing the loans being approximately 27,000 common shares were sold by the Company. The difference between the carrying value of the loans and the fair market value of the shares to be sold was $205 which was written off during 2002.

         [d] EMPLOYEE STOCK OPTION PLAN

The Company has granted options to purchase common shares of the Company to certain of its directors, executive officers and key employees. The purpose of the stock option plan is to attract, encourage and increase the incentive for continued service of the Company's directors, officers and key employees.

The options expire 10 years from the date of issuance. Options granted prior to December 7, 2000 vest over a four-year period and options granted on or subsequent to December 7, 2000 vest over a three-year period. The exercise price of the warrants is the market price of the common shares on the date immediately preceding the date of the grant. The aggregate number of common shares authorized for issuance under the stock option plan is 3,031,712.

During 2003, no options [2002 - 46,523; 2001 - 296,860] were exercised for cash consideration [2002 - $80; 2001 - $1,435].

In October 2003, the Company's Board of Directors approved the grant of an aggregate of 2,766,225 options to certain of the Company's executives, which options [a] may be exercised to purchase common shares at an exercise price of $0.90 per share, [b] shall fully vest on October 29, 2004 subject to the Company attaining certain prescribed targets and [c] shall otherwise be subject to the terms and conditions of the Company's stock option plan. In addition, in December 2003, the Company's Board of Directors approved the grant of an aggregate of up to 775,000 options to the Company's directors and non-executive employees, which options may be exercised to purchase common shares at an exercise price of $1.60 per share and shall be subject to the terms and conditions [including vesting] of the Company's stock option plan. All of these options were approved subject to shareholder and regulatory approval. For these options the date of grant will be recorded at the time shareholder and regulatory approvals are obtained.

28 Annual Report 2003

A summary of the status of the Company's employee stock option plan as at December 31, 2003, 2002 and 2001, and changes during the years ended on those dates, is presented below:

                                                         2003                     2002                      2001
                                                       WEIGHTED                 Weighted                  Weighted
                                                        AVERAGE                  average                   average
                                                       EXERCISE                 exercise                  exercise
                                             SHARES      PRICE       Shares       price       Shares        price
                                                #          $           #            $           #             $
------------------------------------------------------------------------------------------------------------------
OUTSTANDING, BEGINNING OF YEAR            2,482,245        7.20    2,112,922        9.05    1,812,665        8.81
Granted                                      27,613        2.15      715,750        2.70      793,700        8.24
Exercised                                        --          --      (46,523)       1.73     (296,860)       4.83
Forfeited                                  (928,106)       7.48     (299,904)      10.32     (196,583)       9.85
                                          ---------        ----    ---------        ----    ---------        ----
OUTSTANDING, END OF YEAR                  1,581,752        6.95    2,482,245        7.20    2,112,922        9.05
                                          =========        ====    =========        ====    =========        ====
OPTIONS EXERCISABLE, END OF YEAR          1,042,012        7.48      957,063        8.45      757,653        7.74
                                          =========        ====    =========        ====    =========        ====

The following table summarizes information relating to the employee stock options as at December 31, 2003:

                                                    OUTSTANDING                                        EXERCISABLE
---------------------------------------------------------------------------------------------------------------------------
                                                      WEIGHTED            WEIGHTED                                 WEIGHTED
   RANGE OF                                            AVERAGE            AVERAGE                                  AVERAGE
   EXERCISE                                           REMAINING           EXERCISE                                 EXERCISE
    PRICES                                        CONTRACTUAL LIFE         PRICE                                    PRICE
      $                               #                [YEARS]               $                   #                    $
---------------------------------------------------------------------------------------------------------------------------
  2.00 to 3.00                     539,433               7.08                2.24             301,693                 2.22
  3.01 to 4.50                      91,180               7.22                4.15              41,150                 4.12
  4.51 to 6.75                     486,797               5.91                5.75             357,048                 5.74
 6.76 to 10.00                      73,000               4.71                7.39              47,649                 7.46
10.01 to 15.00                      63,040               7.10               12.53              41,370                12.50
15.01 to 22.60                     328,302               6.72               16.07             253,102                15.94
--------------                   ---------               ----               -----           ---------                -----
 2.00 to 22.60                   1,581,752               6.55                6.95           1,042,012                 7.48
--------------                   ---------               ----               -----           ---------                -----

The Company does not recognize compensation expense for stock options granted to employees prior to January 1, 2003. The table below presents pro forma net loss and basic and diluted loss per common shares as if stock options granted to employees had been determined based on the fair value method. The table includes all stock options granted by the Company prior to January 1, 2003.

                                                           2003 Annual Report 29

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                      2003                2002               2001
                                                        $                   $                  $
                                                    --------            --------           --------
Net loss as reported                                (34,942)            (54,834)           (38,577)
Estimated stock-based compensation costs             (2,055)             (1,615)            (2,644)
                                                    -------             -------            -------
PRO FORMA NET LOSS                                  (36,997)            (56,449)           (41,221)
                                                    =======             =======            =======
PRO FORMA BASIC AND DILUTED LOSS PER COMMON SHARE     (0.79)              (1.27)             (1.06)
                                                    =======             =======            =======
WEIGHTED AVERAGE FAIR VALUE OF STOCK
   OPTIONS GRANTED DURING THE YEAR                     1.59                1.78               7.77
                                                    =======             =======            =======

The fair values of all options granted during the following years were estimated using the Black-Scholes option pricing model with the following weighted average assumptions:

                                                            2003                2002                 2001
                                                            ----                ----                 ----
Expected option life [years]                                   5                   5                    5
Volatility                                                 1.080               0.714                0.659
Risk-free interest rate                                      3.6%                3.2%                   4%
Dividend yield                                                --                  --                  --
                                                          ------               -----                ----

The Black-Scholes model, used by the Company to calculate option values, as well as other accepted option valuation models, were developed to estimate fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company's stock option awards. These models also require four highly subjective assumptions, including future stock price volatility and expected time until exercise, which greatly affect the calculated values.

9. INCOME TAXES

The provision for income taxes differs from those that would be obtained by applying the statutory rates as a result of the following:

                                                              2003                        2002                        2001
                                                               $                           $                           $
                                                            -------                     -------                     -------
Loss before income taxes                                     34,786                      54,776                      38,351
Statutory rates                                               36.62%                      38.62%                      42.72%
                                                            =======                     =======                     =======
Expected income tax recovery                                (12,739)                    (21,154)                    (16,376)
Permanent differences                                            29                          28                          28
Large Corporations Tax                                          156                         211                         226
Portion of future tax assets
  not recognized                                             13,332                      21,067                      16,348
Other                                                          (622)                         --                          --
                                                            -------                     -------                     -------
PROVISION FOR INCOME TAXES                                      156                         211                         226
                                                            =======                     =======                     =======

30 Annual Report 2003

Significant components of the Company's future tax assets and liabilities as at December 31 are as follows:

                                                                                        2003                           2002
                                                                                          $                             $
                                                                                      --------                       -------
Future tax assets
  Non-capital losses                                                                    18,400                         8,118
  Investment tax credits                                                                23,261                        24,733
  Scientific research and experimental development expenses                             74,000                        55,745
  Share issue costs                                                                      4,231                         2,712
  Federal property, plant and equipment and patents and trademarks                       2,800                           427
                                                                                      --------                       -------
                                                                                       122,692                        91,735
Valuation allowance                                                                   (119,645)                      (91,735)
                                                                                      --------                       -------
                                                                                         3,047                            --
Future tax liabilities                                                                      --                            --
                                                                                      --------                       -------
  Property, plant and equipment and patents and trademarks                              (3,047)                           --
                                                                                      --------                       -------
NET FUTURE TAX ASSETS                                                                       --                            --
                                                                                      ========                       =======

The provision for income taxes recorded during fiscal 2003 of $156 [2002 - $211:
2001 - $226] relates to Large Corporations Tax and U.S. Federal income tax payable.

The Company has available research and development expenditures for income tax purposes, which may be carried forward indefinitely to reduce future years' taxable income. The potential income tax benefits associated with these expenditures have not been recorded in the accounts. The total of such expenditures accumulated to December 31, 2003 is approximately $205,000 [2002 - $185,000: 2001 - $150,000].

At December 31, 2003, the Company has accumulated tax losses for federal and provincial purposes in Canada. The Company also has unclaimed Canadian scientific research investment tax credits. The losses and investment tax credits can be used to offset future years' Canadian taxable income. See subsequent event note 18 [b]. The tax losses and investment tax credits expire as follows:

                                                                     Investment
                                Federal            Ontario          tax credits
                                   $                  $                  $
                                -------            -------          -----------
2004                                 --              2,016                1,820
2005                              2,446              5,911                1,908
2006                              3,695              9,018                1,743
2007                                 --              4,522                2,151
2008                              9,933              9,933                2,118
2009                              3,035             23,240                3,077
2010                             12,209             27,645                5,122
2011                                 --                 --                5,332
2012                                 --                 --                8,045
2013                                 --                 --                1,606
                                =======            =======          ===========

                                                           2003 Annual Report 31

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10. SHORT-TERM DEBT

         [a] $20 MILLION CREDIT FACILITY

On October 25, 2002, the Company entered into a credit facility agreement [the "Facility"] with the Bank of Nova Scotia in the amount of $20 million. The initial term of the Facility is 18 months, extendible to 30 months from the date of the agreement. The Facility is guaranteed by MDS [the "Guarantee"], a related party, and is collateralized by a fixed and floating charge over all the assets of the Company. Under the Guarantee, MDS is subrogated to and takes an assignment of the rights and remedies of the Bank of Nova Scotia under the Facility. Borrowings under the Facility will bear interest at a rate of prime plus 1 % per annum, or a bankers' acceptance fee of 2% per annum, with interest payable monthly. In December 2003, the Guarantee was extended to October 21, 2004 and the expiry date of the Facility was extended from May 25, 2004 to October 1, 2004.

In consideration for providing the Guarantee, 6,000,000 warrants were issued to MDS during the year ended December 31, 2002. Subject to shareholder and regulatory approval, an additional 4,000,000 warrants may be issued to MDS on or after May 25, 2004, but by August 25, 2004. Should all 4,000,000 additional warrants be issued prior to August 25, 2004, the term of the Guarantee shall be automatically extended from October 21, 2004 to June 20, 2005 and the Facility expiry date will be extended from October 1, 2004 to May 25, 2005. In the event that such 4,000,000 additional warrants are not issued to MDS by August 25, 2004 and the term of the Guarantee is not extended beyond October 21, 2004, the Company shall have no further obligation to issue any additional warrants.

On January 22, 2004 a special meeting of the shareholders of the Company was held at which the shareholders adopted a resolution authorizing the Company to issue, subject to regulatory approval, the additional 4,000,000 warrants. As part of the transaction announced on February 12, 2004 [note 18[b]], subject to shareholder approval and completion of the transaction, 500,000 of the unvested warrants issued in 2002 will be cancelled and 2,000,000 warrants of the additional 4,000,000 will no longer be required to be issued. The remaining warrants' exercise price will be reduced to $0.96 each. All other terms remain unchanged.

The terms of the warrants are as follows:

  NUMBER                                       EXERCISE PRICE
    #                  VESTING DATES                 $                           EXPIRY DATES
-----------------------------------------------------------------------------------------------------------
5,000,000        November  22,2002                  1.00           On the later of:
                                                                   [i]  November 22, 2005; and
                                                                   [ii] If the Facility is not repaid by
                                                                        February 22, 2004, then the earlier
                                                                        of twelve months following the date
                                                                        upon which the Facility is repaid
                                                                        in full, and November 22,2007.

1,000,000        333,333 February 22,2004           1.00           On the earlier of:
                 333,333 March 22, 2004                            [i]  The third anniversary date of the
                 333,334 April 22, 2004                                 vesting date; and
                                                                   [ii] If the Facility is not repaid by
                                                                        February 22, 2004, then the earlier
                                                                        of twelve months following the date
                                                                        upon which the Facility is repaid
                                                                        in full, and November 22,2007.
4,000,000        Evenly over the twelve month       1.00           On the earlier of:
                 period from May 22, 2004                          [i]  The third anniversary date of the
                 to April 22, 2005 [subject to                          vesting date; and
                 regulatory approval]                              [ii] November 22, 2007.

The Company has recorded deferred charges related to the first 6,000,000 warrants at their fair value of $7,080 [note 7], to be amortized over the initial term of the Facility. Should the term of the Facility be extended, the remaining 4,000,000 warrants will be fair valued and recorded in expense as they are issued. The fair values of the warrants were estimated using the Black-Scholes option pricing model with the following assumptions: expected option life of 3 years, expected volatility of 1.004, risk free interest rate of 3%, and expected dividend yield of nil.

32 Annual Report 2003

         [b] $35 MILLION SENIOR CREDIT FACILITY

On April 22, 2002, the Company entered into the Amended Facility with the National Bank of Canada and the Bank of Nova Scotia under which the parties made amendments to the original $35 million senior credit facility. The Facility replaced the Amended Facility. As a result, in connection with the finalization of the Facility, the Company notified the National Bank of Canada and the Bank of Nova Scotia that it will terminate all of its obligations under the Amended Facility. During 2002, the Company wrote off deferred charges related to this Amended Facility in the amount of $3,381, of which $685 related to the valuation of warrants at the time of amendment. The remaining $2,696 related to cash debt issue costs.

         [c] $12.5 MILLION SUBORDINATE CREDIT FACILITY

During 2002, the Company terminated all of its obligations under the subordinate credit facility. On June 30, 2002, the Company wrote off deferred debt issue costs related to the termination of the Company's subordinate credit facility in the amount of $3,072, of which $2,100 related to the valuation of warrants at the time of amendment. The remaining $972 related to cash debt issue costs.

11. DEBENTURES PAYABLE

In December 2002, Hemosol Research Corporation, a wholly-owned subsidiary of the Company, entered into a joint venture with a third party. A new company, 1555195 Ontario Inc., was incorporated and the third party deposited $10,000 cash in escrow in 1555195 Ontario Inc. in exchange for debentures. The Company's proportionate share of the cash and debentures has been included in the consolidated financial statements for the year ended December 31, 2002. On April 14, 2003, 1555195 Ontario Inc. repaid the $10,000 debentures plus interest expense of $80. All obligations under the debentures were terminated. 155195 Ontario Inc. does not hold any other assets or liabilities.

12. LICENCE AGREEMENTS

The Company has entered into a licence agreement with the Canadian Department of National Defence dated July 30, 1986, as amended and restated March 1, 1999, pursuant to which it was granted exclusive world-wide licences to certain inventions and processes related to HEMOLINK. The agreement expires upon the latter of [i] the expiry of the patent rights licensed thereunder and [ii] the expiry of any patents obtained by the Company related to the patent rights licensed by the Canadian Department of National Defence.

Under this agreement, the Company would be required to pay royalties at rates based upon the net selling price of any products which may be produced which embody these licensed technologies, as well as a percentage of any consideration received for sub-licensing such technologies.

This agreement also commits, and the Company is paying, a minimum annual royalty at the greater of $10 or 20% of royalties due in the immediately preceding year. The Company has the right to commute future royalties in consideration of the payment of the greater of $4,000 or five times the previous year's annual royalties.

13. MISCELLANEOUS INCOME

Miscellaneous income includes: [i] net proceeds received from an insurance policy in July 2003 in the amount of $1,739: [ii] the sale of equipment for net proceeds of $1,100 and [iii] other amounts of $32.

                                                           2003 Annual Report 33

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14. LEASE COMMITMENTS

The future minimum annual lease payments under operating lease agreements for equipment in aggregate for the years ending December 31 are approximately as follows:

                                                                              $
                                                                             ---
2004                                                                         218
2005                                                                         175
2006                                                                          93
2007                                                                          76
2008                                                                          13
Thereafter                                                                    --
                                                                             ---
                                                                             575
                                                                             ===

15. RESEARCH AND DEVELOPMENT PROJECT

Hemosol has a diverse pipeline of new product candidates, several of which are now undergoing pre-clinical evaluation. These product candidates have been developed using technologies that are based upon the expertise of Hemosol's scientists in protein bioconjugation and cell expansion. HEMOLINK is one example of protein bioconjugation in which human hemoglobin, a protein, has been stabilized and polymerized using o-raffinose, a cross-linker. Other types of hemoglobin conjugates in development include conjugates of hydroxyethyl starch, anti-oxidants, and therapeutic drugs.

As a means of establishing its own source of human hemoglobin, Hemosol has been conducting discovery research in expanding human blood-forming stem cells through cell culture. These efforts have led to methods to induce an established cell line to produce high levels of human hemoglobin, as well as the development of a T cell therapy for the treatment of cancer. The identification of factors affecting blood cell growth and development are the direct result of Hemosol's activities in stem cell research.

Research and development costs cumulative from July 11, 1985 though December 31, 2003 related to HEMOLINK amounted to $182,215.

16. CONSOLIDATED STATEMENTS OF CASH FLOWS

The net change in non-cash working capital balances related to operations consists of the following:

                                                 2003                2002                2001
                                                   $                   $                   $
                                                ------              ------              ------
Amounts receivable and other assets                342               2,079              (1,189)
Inventory                                          (73)             (1,146)             (1,096)
Accounts payable and accrued liabilities        (5,398)              2,885                  99
                                                ------              ------              ------
                                                (5,129)              3,818              (2,186)
                                                ======              ======              ======

    NON-CASH TRANSACTIONS

The Company entered into the following non-cash activities:

         [i] On October 25, 2002, the Company incurred $7,080 of deferred debt issue costs through the issuance of 6,000,000 common share purchase warrants [notes 7 and 8[a]].

         [ii] On April 18, 2002, the Company issued 159,250 common shares valued at $718 as payment of underwriters' fees [note 8[a]].

34 Annual Report 2003

         [iii] At December 31, 2002, property, plant and equipment obligations included in accounts payable and accrued liabilities totaled $6,457 [nil in 2003].

         [iv] On December 16, 2003, the company issued 2,000,000 common shares valued at $2,520 as consideration for entering into the binding ProMetic MOU [note 8[a]].

17. FINANCIAL INSTRUMENTS

         FAIR VALUES

Fair value of a financial instrument is defined as the amount at which the instrument could be exchanged in a current transaction between willing parties. At December 31, 2003 and 2002, the estimated fair values of cash and cash equivalents, amounts receivable, accounts payable and accrued liabilities and short-term debt approximate their carrying values due to the short-term maturity periods of these instruments.

         FOREIGN CURRENCY RATE RISK

The Company is exposed to foreign currency fluctuations to the extent that purchases are denominated in foreign currencies.

The Company has the following percentage of their assets and liabilities denominated in foreign currencies:

                                                2003                2002
                                                  %                   %
                                                ----                ----
Cash and cash equivalents                          4                  32
Accounts payable and accrued liabilities           6                  28
                                                ====                 ===

These amounts are mainly denominated in U.S. dollars.

The Company is exposed to foreign exchange rate risks with respect to these amounts. The Company currently does not use financial instruments to hedge these risks.

18. SUBSEQUENT EVENTS

    [a] SHARE ISSUANCE

On January 22, 2004, all 7,200,000 series A special warrants and 641,800 series B special warrants were exercised for no additional consideration, after receiving shareholder approval, for 7,841,800 common shares and 3,920,890 common share purchase warrants. In addition, the Company issued 392,090 broker options as payment for share issue costs. The broker options entitle the option holders to purchase, in aggregate, 392,090 common shares and 196,045 common share purchase warrants at an exercise price of $0.75, exercisable at any time prior to the earlier of: [i] November 28, 2006: and [ii] 30 days following the date on which the Company notifies the option holders that the volume-weighted average price of a common share on the Toronto Stock Exchange ["TSX"] for 20 consecutive trading days is greater than or equal to $2.25.

Each of the common share purchase warrants entitles the holder to purchase one common share at a price of $0.90 per common share, at any time prior to the earlier of: [i] November 28, 2006; and [ii] 30 days following the date on which the Company notifies the warrant holders that the volume-weighted average price of a common share on the TSX for 20 consecutive trading days is greater than or equal to $2.25. As of March 10, 2004, 199,999 common share purchase warrants have been exercised.

    [b] UTILIZATION OF TAX ASSETS

On February 12, 2004, the Company announced that it has entered into an agreement with MDS, a related party, regarding a proposed reorganization of Hemosol's business that will allow Hemosol's business to benefit from a significant portion of its existing and unutilized income tax losses and other tax assets through a transaction that will result in the Hemosol business receiving $16 million of cash.

                                                           2003 Annual Report 35

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The transaction will be effected under a statutory Plan of Arrangement [the "Arrangement"] that will be subject to approval by the Superior Court of Justice of Ontario and the shareholders and warrantholders of Hemosol, as well as certain regulatory approvals. It is expected that a special meeting of the Company's shareholders and warrantholders to consider and vote on the Arrangement will be held as soon as possible and no later than April 30, 2004. The Arrangement must be approved by two-thirds of the votes cast by the shareholders and warrantholders voting at the shareholders' meeting and by the majority of the votes cast by shareholders and warrantholders, excluding MDS, voting at the meeting.

As part of the transaction, Hemosol shareholders will exchange each common share of Hemosol Inc. for one common share of Hemosol Corp., which will be the successor to substantially all of Hemosol's current business, and one Class A common share of Hemosol [to be renamed LPBP Inc. ("Labco")] which will acquire an indirect interest in the diagnostics business currently carried on by MDS. Following the transaction, Hemosol Corp. will be held by existing Hemosol shareholders on the same pro-rata basis as Hemosol Inc. was held prior to the transaction. MDS currently holds approximately 12% of the outstanding shares of Hemosol. Newly formed Hemosol Corp. will own a 93% equity interest in a new partnership that will carry on Hemosol's current and future business, with the remaining 7% being owned by Labco. MDS will hold 99.56% of the equity of Labco and existing Hemosol shareholders will hold the remaining 0.44% through the Class A common shares to be issued [representing not less than 52.5% of the voting securities of Labco]. It is a condition of closing that Hemosol Corp. be listed on the TSX and NASDAQ.

As part of the proposed reorganization of Hemosol's business, all of its existing unutilized tax assets will remain with Hemosol. However assets transferred to the new partnership controlled by Hemosol Corp. as part of the reorganization will be ascribed a value for the tax election and will be available as deductions of undepreciated capital assets. The Company estimates this value will be approximately $70 million.

Also as part of the transaction, Hemosol will decrease the total number of warrants issued, or to be issued to MDS as consideration for the previously disclosed guarantee by MDS of Hemosol's Facility, from an aggregate of 10,000,000 warrants to a total of 7,500,000 warrants [which will become Hemosol Corp. warrants], as described in note 10.

19. UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

The Company prepares its consolidated financial statements in accordance with Canadian generally accepted accounting principles ["Canadian GAAP"], which differ in certain material respects from those applicable in the United States ["U.S. GAAP"].

The material differences as they apply to the Company's consolidated financial statements are as follows:

    [a] BALANCE SHEET ADJUSTMENTS:

                                                              2003                 2002
                                                                $                   $
                                                            --------            ---------
PATENTS AND TRADEMARKS
Balance under Canadian GAAP                                    1,368               2,176
Adjustment for patents and trademarks [i]                     (1,368)             (2,176)
                                                            --------            --------
BALANCE UNDER U.S. GAAP                                           --                  --
                                                            ========            ========
LICENSE TECHNOLOGY
Balance under Canadian GAAP                                    2,520                  --
Adjustment for license technology [ii]                        (2,520)                 --
                                                            --------            --------
BALANCE UNDER U.S. GAAP                                           --                  --
                                                            ========            ========
DEFICIT
Balance under Canadian GAAP                                 (253,177)           (218,235)
Adjustment for patents and trademark [i]                      (1,368)             (2,176)
Adjustment for patents and trademarks [ii]                    (2,520)                 --
                                                            --------            --------
BALANCE UNDER U.S. GAAP                                     (257,065)           (220,411)
                                                            ========            ========

36 Annual Report 2003

         [i]      Patents and trademarks

                  Under Canadian GAAP, patent and trademark costs are carried at cost less accumulated amortization and are amortized on a straight-line basis over their estimated economic life, Under U.S. GAAP, these costs are generally expensed as incurred.

         [ii]     License technology

                  Under U.S. GAAP, acquired research and development having no alternative future use must be written off at the time of acquisition. The adjustment represents the value of the license technology capitalized under Canadian GAAP.

         [iii]    Jointly controlled enterprise

                  For the 2002 consolidated financial statements, the investment in 1555195 Ontario Inc. is proportionately consolidated under Canadian GAAP. This investment is accounted for using the equity method under U.S. GAAP. The Company relies on an accommodation available under certain conditions which permits the Company to omit disclosure of the differences in classification that arise. The joint venture in 1555195 Ontario Inc. qualifies for this accommodation on the basis that it is an operating entity, the significant financial and operating policies of which are, by contractual arrangement, jointly controlled by all parties having an equity interest in the entity.

         [b]      THE COMPONENTS OF STOCKHOLDERS' EQUITY UNDER U.S. GAAP ARE AS
                  FOLLOWS:

                                                     2003       2002
                                                       $         $
----------------------------------------------------------------------
Share capital                                       321,625    313,763
Contributed surplus                                   8,535      8,535
Deficit accumulated during the development stage   (257,065)  (220,411)
----------------------------------------------------------------------
                                                     73,095    101,887
======================================================================

         [c]      RECONCILIATION OF NET LOSS UNDER CANADIAN AND U. S. GAAP:

                                                          2003        2002       2001
                                                            $           $         $
---------------------------------------------------------------------------------------
Net loss for the year, under Canadian GAAP               (34,942)    (54,834)   (38,577)
Adjustment for patents and trademarks [note 19[a][i]]        808        (212)      (944)
Adjustment for license technology                         (2,520)         --         --
---------------------------------------------------------------------------------------
NET LOSS AND COMPREHENSIVE LOSS, UNDER U.S. GAAP         (36,654)    (55,046)   (39,521)
=======================================================================================
NET LOSS PER SHARE, UNDER U.S. GAAP                     $  (0.78)   $  (1.24)  $  (1.01)
=======================================================================================
WEIGHTED AVERAGE NUMBER OF COMMON SHARES
OUTSTANDING, UNDER U.S.GAAP[000'S]                        46,837      44,514     39,168
=======================================================================================

                                                           2003 Annual Report 37

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         [d]      CASH FLOW ADJUSTMENTS:

                                                          2003       2002      2001
                                                            $         $         $
-------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Balance under Canadian GAAP                              (26,655)  (40,359)   (37,934)
Adjustment for patents and trademarks [note 19[a][i]]       (172)     (327)      (568)
Adjustment for employee stock purchase loans [i]              --      (382)        43
-------------------------------------------------------------------------------------
BALANCE UNDER U.S. GAAP                                  (26,827)  (41,068)   (38,459)
=====================================================================================
INVESTING ACTIVITIES
Balance under Canadian GAAP                               (7,433)   35,026   (106,035)
Adjustment for patents and trademarks [note 19[a][i]]        172       327        568
-------------------------------------------------------------------------------------
BALANCE UNDER U.S. GAAP                                   (7,261)   35,353   (105,467)
=====================================================================================
FINANCING ACTIVITIES
Balance under Canadian GAAP                               24,555    20,179    104,685
Adjustment for employee stock purchase loans [i]              --       382        (43)
-------------------------------------------------------------------------------------
BALANCE UNDER U.S. GAAP                                   24,555    20,561    104,642
=====================================================================================

         [i]      Employee stock purchase plan

                  Under Canadian GAAP loans provided to employees for the purchase of shares may be either recorded as amounts receivable or deducted from share capital, depending on certain criteria. Under U.S. GAAP such loans must be deducted from share capital.

         [e]      STOCK-BASED COMPENSATION:

On January 1, 2003, the Company prospectively adopted the recommendations of Statement of Financial Accounting Standard [SFAS"] No, 123, "Accounting for Stock-based Compensation". Under the new policy, stock options awarded to employees on or after January 1, 2003 are accounted for using the fair value method. For stock options awarded to employees prior to January 1, 2003, pro forma disclosure of net loss and net loss per share is provided below, as If these awards were accounted for using the fair value method:

                                             2003       2002      2001
                                               $          $         $
------------------------------------------------------------------------
Net loss under U.S. GAAP                    (36,654)   (55,046)  (39,521)
Estimated stock-based compensation costs     (2,055)    (1,615)   (2,644)
                                            -------    -------   -------
PRO FORMA NET LOSS FOR THE YEAR             (38,709)   (56,661)  (42,165)
========================================================================
PRO FORMA NET LOSS PER SHARE                  (0.83)     (1.27)    (1.08)
========================================================================

38 Annual Report 2003

         [f]      DEVELOPMENT STAGE ENTERPRISE:

Under U.S. GAAP specifically SFAS No. 7, "Accounting and Reporting of a Development Stage Enterprise", the following additional disclosures are required:

         [i]      Consolidated statement of loss and deficit:

                           CUMULATIVE FROM JULY 11,1985 THROUGH DECEMBER 31,2003

                                               $
---------------------------------------------------
REVENUE                                       7,285
---------------------------------------------------
EXPENSES
Research and development                    199,539
Administration and support services          46,932
Marketing and business development           16,778
Write-off property, plant and equipment       4,654
Foreign exchange gain                          (373)
---------------------------------------------------
                                            267,350
---------------------------------------------------
Loss from operations                        260,065
Interest income                             (15,904)
Interest expense                                688
Amortization of deferred charges              6,956
Write-off of deferred charges                 6,453
Miscellaneous income                         (2,871)
---------------------------------------------------
Loss before income taxes                    255,387
Provision for income taxes                      620
---------------------------------------------------
NET LOSS FOR THE PERIOD                     256,007
Deficit, beginning of period                     --
Dividends                                       933
Share redemption premium                        125
---------------------------------------------------
DEFICIT, END OF PERIOD                      257,065
===================================================

         [ii]     Consolidated statement of cash flows:

                           CUMULATIVE FROM JULY 11,1985 THROUGH DECEMBER 31,2003

                                                                   $
-----------------------------------------------------------------------
CASH USED IN OPERATING ACTIVITIES                              (211,626)
-----------------------------------------------------------------------
CASH USED IN INVESTING ACTIVITIES                              (110,424)
-----------------------------------------------------------------------
CASH PROVIDED BY FINANCING ACTIVITIES                           330,106
-----------------------------------------------------------------------
Effect of exchange rates on cash and cash equivalents                69
-----------------------------------------------------------------------
NET INCREASE IN CASH AND CASH EQUIVALENTS DURING THE PERIOD       8,125
=======================================================================

                                                           2003 Annual Report 39

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         [iii] Common shares and non-employee warrants and options:

The following represents the Company's cumulative statement of shareholders' capital determined in accordance with U.S. GAA from inception:

                                                            COMMON SHARES         SERIES A SPECIAL SHARES
---------------------------------------------------------------------------------------------------------
                                                            #            $            #          $
---------------------------------------------------------------------------------------------------------
BALANCE, JULY 11, 1985                                          --         --             --      --

Issued for cash during the period July 11,
  1985 to December 31, 1990, net                         2,410,537          7      2,000,000   2,000
----------------------------------------------------------------------------------------------------
BALANCE, JANUARY 1, 1991                                 2,410,537          7      2,000,000   2,000
Issued for cash                                          2,217,450      2,257             --      --
Exchange of Series C special shares for common shares      910,000      3,060             --      --
Shares redeemed                                            (50,520)        --             --      --
----------------------------------------------------------------------------------------------------
BALANCE, JANUARY 1, 1992                                 5,487,467      5,324      2,000,000   2,000
Issued for cash                                          2,382,750     17,832             --      --
Shares redeemed                                                 --         --     (2,000,000) (2,000)
----------------------------------------------------------------------------------------------------
BALANCE, JANUARY 1, 1993                                 7,870,217     23,156             --      --
Issued for cash                                          3,181,500     32,735             --      --
Employee options exercised for cash                          3,609          6             --      --
Shares redeemed                                            (24,057)        --             --      --
----------------------------------------------------------------------------------------------------
BALANCE, JANUARY 1, 1994                                11,031,269     55,897             --      --
Employee options exercised for cash                         28,868         49             --      --
----------------------------------------------------------------------------------------------------
BALANCE, JANUARY 1, 1995                                11,060,137     55,946             --      --
Issued for cash                                                 --         --             --      --
Employee options exercised for cash                          7,218         12             --      --
----------------------------------------------------------------------------------------------------
BALANCE, JANUARY 1 , 1996                               11,067,355     55,958             --      --
Issued for cash                                          2,500,000     12,098             --      --
Employee options exercised for cash                         10,000         17             --      --
----------------------------------------------------------------------------------------------------
BALANCE, JANUARY 1, 1997                                13,577,355     68,073             --      --
Conversion of series D special shares                    1,048,214      5,739             --      --
----------------------------------------------------------------------------------------------------
BALANCE, JANUARY 1, 1998                                14,625,569     73,812             --      --
Issued for cash                                          2,437,594      7,059             --      --
----------------------------------------------------------------------------------------------------

40 Annual Report 2003

                                                                                                     NON-EMPLOYEE WARRANTS
                                              SERIES C SPECIAL SHARES    SERIES D SPECIAL SHARES          AND OPTIONS         TOTAL
------------------------------------------------------------------------------------------------------------------------------------
                                                 #               $           #              $         #                 $       $
------------------------------------------------------------------------------------------------------------------------------------
BALANCE, JULY 11, 1985                              --             --            --          --      --                --       --
Issued for cash during the period July 11,
  1985 to December 31, 1990, net               910,000          2,002            --          --      --                --    4,009
----------------------------------------------------------------------------------------------------------------------------------
BALANCE, JANUARY 1, 1991                       910,000          2,002            --          --      --                --    4,009
Issued for cash                                     --             --            --          --      --                --    2,257
Exchange of Series C special shares for
  common shares                               (910,000)        (2,002)           --          --      --                --    1,058
Shares redeemed                                     --             --            --          --      --                --       --
----------------------------------------------------------------------------------------------------------------------------------
BALANCE, JANUARY 1, 1992                            --             --            --          --      --                --    7,324
Issued for cash                                     --             --            --          --      --                --   17,832
Shares redeemed                                     --             --            --          --      --                --   (2,000)
----------------------------------------------------------------------------------------------------------------------------------
BALANCE, JANUARY 1, 1993                            --             --            --          --      --                --   23,156
Issued for cash                                     --             --            --          --      --                --   32,735
Employee options exercised for cash                 --             --            --          --      --                --        6
Shares redeemed                                     --             --            --          --      --                --       --
----------------------------------------------------------------------------------------------------------------------------------
BALANCE, JANUARY 1, 1994                            --             --            --          --      --                --   55,897
Employee options exercised for cash                 --             --            --          --      --                --       49
----------------------------------------------------------------------------------------------------------------------------------
BALANCE, JANUARY 1, 1995                            --             --            --          --      --                --   55,946
Issued for cash                                     --             --     1,048,214       5,739      --                --    5,739
Employee options exercised for cash                 --             --            --          --      --                --       12
----------------------------------------------------------------------------------------------------------------------------------
BALANCE, JANUARY 1 , 1996                           --             --     1,048,214       5,739      --                --   61,697
Issued for cash                                     --             --            --          --      --                --   12,098
Employee options exercised for cash                 --             --            --          --      --                --       17
----------------------------------------------------------------------------------------------------------------------------------
BALANCE, JANUARY 1, 1997                            --             --     1,048,214       5,739      --                --   73,812
Conversion of series D special shares               --             --    (1,048,214)     (5,739)     --                --       --
----------------------------------------------------------------------------------------------------------------------------------
BALANCE, JANUARY 1, 1998                            --             --            --          --      --                --   73,812
Issued for cash                                     --             --            --          --      --                --    7,059
----------------------------------------------------------------------------------------------------------------------------------

                                                           2003 Annual Report 41

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                         COMMON SHARES           SERIES A SPECIAL SHARES
------------------------------------------------------------------------------------------------------------------------
                                                                            #         $             #              $
------------------------------------------------------------------------------------------------------------------------
BALANCE, JANUARY 1, 1999                                              17,063,163     80,871        --             --
Issued for cash                                                        7,616,328     25,683        --             --
Employee options exercised for cash                                       25,160         52        --             --
Issue of common shares under employee share purchase plan for cash        24,350        107        --             --
Non-employee warrants and options exercised for cash                      40,300        129        --             --
Issued for services                                                           --         --        --             --
Shares returned and cancelled                                           (100,000)        --        --             --
--------------------------------------------------------------------------------------------------------------------
BALANCE, JANUARY 1, 2000                                              24,669,301    106,842        --             --
Issued for cash                                                        7,072,333     69,636        --             --
Employee options exercised for cash                                      283,817        874        --             --
Issue of common shares under employee share purchase plan for cash        32,450        429        --             --
Non-employee warrants and options exercised for cash                     212,000        678        --             --
Issued for services                                                           --         --        --             --
--------------------------------------------------------------------------------------------------------------------
BALANCE, JANUARY 1, 2001                                              32,269,901    178,459        --             --
Issued for cash                                                        8,050,000     99,785        --             --
Employee options exercised for cash                                      296,860      1,435        --             --
Issue of common shares under employee share purchase plan for cash        33,400        264        --             --
Non-employee warrants and options exercised for cash                     343,700      2,701        --             --
Issued for services                                                           --         --        --             --
Expired                                                                       --         --        --             --
--------------------------------------------------------------------------------------------------------------------
BALANCE, JANUARY 1, 2002                                              40,993,861    282,644        --             --
Issued for cash                                                        5,059,250     20,694        --             --
Employee options exercised for cash                                       46,523         80        --             --
Issue of common shares under employee share purchase plan for cash         4,150         45        --             --
Issued for services                                                           --         --        --             --
Expired                                                                       --         --        --             --
Cancelled                                                                     --         --        --             --
--------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 2002                                            46,103,784    303,463        --             --
Issued to acquire license technology                                   2,000,000      2,520        --             --
Issued as Series A special warrants                                           --         --        --             --
Issued as Series B special warrants                                           --         --        --             --
Expired                                                                       --         --        --             --
--------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 2003                                            48,103,784    305,983        --             --
====================================================================================================================

20. COMPARATIVE CONSOLIDATED FINANCIAL STATEMENTS

The comparative consolidated financial statements have been reclassified from statements previously presented to conform to the presentation of the 2003 consolidated financial statements.

42 Annual Report 2003

                                                                    SERIES C   SERIES D
                                                                     SPECIAL    SPECIAL      NON-EMPLOYEE WARRANTS
                                                                     SHARES     SHARES             AND OPTIONS              TOTAL
------------------------------------------------------------------------------------------------------------------------------------
                                                                      #    $    #    $         #               $              $
------------------------------------------------------------------------------------------------------------------------------------
BALANCE, JANUARY 1, 1999                                             --   --   --   --            --             --         80,871
Issued for cash                                                      --   --   --   --            --             --         25,683
Employee options exercised for cash                                  --   --   --   --            --             --             52
Issue of common shares under employee share purchase plan for cash   --   --   --   --            --             --            107
Non-employee warrants and options exercised for cash                 --   --   --   --       (40,300)            --            129
Issued for services                                                  --   --   --   --       320,000             --             --
Shares returned and cancelled                                        --   --   --   --            --             --             --
----------------------------------------------------------------------------------------------------------------------------------
BALANCE, JANUARY 1, 2000                                             --   --   --   --       279,700             --        106,842
Issued for cash                                                      --   --   --   --            --             --         69,636
Employee options exercised for cash                                  --   --   --   --            --             --            874
Issue of common shares under employee share purchase plan for cash   --   --   --   --            --             --            429
Non-employee warrants and options exercised for cash                 --   --   --   --      (212,000)            --            678
Issued for services                                                  --   --   --   --     1,044,172          2,900          2,900
----------------------------------------------------------------------------------------------------------------------------------
BALANCE, JANUARY 1, 2001                                             --   --   --   --     1,111,872          2,900        181,359
Issued for cash                                                      --   --   --   --            --             --         99,785
Employee options exercised for cash                                  --   --   --   --            --             --          1,435
Issue of common shares under employee share purchase plan for cash   --   --   --   --            --             --            264
Non-employee warrants and options exercised for cash                 --   --   --   --      (343,700)            --          2,701
Issued for services                                                  --   --   --   --        20,000            134            134
Expired                                                              --   --   --   --       (60,950)            --             --
----------------------------------------------------------------------------------------------------------------------------------
BALANCE, JANUARY 1, 2002                                             --   --   --   --       727,222          3,034        285,678
Issued for cash                                                      --   --   --   --            --             --         20,694
Employee options exercised for cash                                  --   --   --   --            --             --             80
Issue of common shares under employee share purchase plan for cash   --   --   --   --            --             --             45
Issued for services                                                  --   --   --   --     8,557,500          7,890          7,890
Expired                                                              --   --   --   --      (222,222)            --             --
Cancelled                                                            --   --   --   --       (85,000)          (624)          (624)
----------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 2002                                           --   --   --   --     8,977,500         10,300        313,763
Issued to acquire license technology                                 --   --   --   --            --             --          2,520
Issued as Series A special warrants                                  --   --   --   --     7,200,000          4,895          4,895
Issued as Series B special warrants                                  --   --   --   --       641,800            447            447
Expired                                                              --   --   --   --    (2,450,000)            --             --
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BALANCE, DECEMBER 31, 2003                                           --   --   --   --    14,369,300         15,642        321,625
==================================================================================================================================

                                                           2003 Annual Report 43